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Contacts:         Jerry B. Hook, Ph. D.            William McCulloch, MD
                  President & CEO                Senior Vice President, R&D
                  Sparta Pharmaceuticals, Inc.     Sparta Pharmaceuticals, Inc.
                  (215) 442- 1700                (919) 361-3462



FOR IMMEDIATE RELEASE


Sparta Pharmaceuticals, Inc. Announces Start of Clinical Trials for RII
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Retinamide
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                  Horsham, PA, September 3, 1996 -- Sparta Pharmaceuticals, Inc.
(NASDAQ:SPTA, SPTAU, SPTAW and SPTAZ) announced today that is has commenced its first U.S. clinical trial with RII retinamide, a retinoid compound, for the treatment of myelodysplastic syndromes (MDS). Sparta obtained a worldwide license (excluding China) of RII retinamide from the Institute of Materia Medica in Beijing, China and has one of the foremost Chinese scientists in this field, Dr. Jui (Rui) Han, on its Scientific Advisory Board. The first U.S. patient received the new therapy, which is delivered orally in capsule form, in California on August 30, 1996. MDS are a heterogeneous group of bone marrow disorders for which there is currently no standard therapy except supportive care in the form of blood transfusions and anti-infective therapy, when appropriate. The conditions are ultimately fatal but, during the progression of the disease, can cause significant morbidity and economic burden. Chinese researchers have reported that in studies with more than one hundred fifty (150) Chinese patients with MDS treated by RII retinamide, the compound demonstrated efficacy with limited toxicity. MDS is a so-called "orphan" indication, and Sparta has received Orphan Drug status for RII retinamide from the FDA.

                  Retinoids, which are derivatives of Vitamin A, were first discovered by Chinese scientists to have therapeutic effects on certain types of leukemia and other serious diseases. They work by a mechanism referred to as "re-differentiation" to normalize cells that have become abnormal, or dysplastic.

                  "RII has the potential to alter the course of these difficult diseases," said Dr. William McCulloch, Sparta's Senior Vice President of Research and Development, "and to lessen the effects of MDS on their patients' quality of life and the economics of the health care system in general."

                  This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs, and actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, including clinical trials. The Company undertakes no obligation to release publicly any revisions which may be made to reflect events or circumstances after the date hereof.





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                  Sparta Pharmaceuticals, Inc. is a development stage
pharmaceutical company engaged in the business of acquiring the rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases, including cancer, cardiovascular disorders and acute inflammatory diseases.


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